Exhibit 99.1

United American Petroleum Corp. Provides Annual Review for Fiscal Year 2011

Austin, TX—February 2, 2012 – United American Petroleum Corp. (OTCBB: UAPC.OB) is pleased to provide the investment community with a comprehensive overview of our Company’s ongoing projects, developments and achievements over the course of the past year. We are extremely satisfied with our business ventures to date and remain focused on becoming a significant player in the oil and gas industry. Through the efforts of our management team, employees, and partners, we look forward to driving further growth, executing our business plan and providing additional value for our shareholders.

“In the last year, we have taken important steps to better position ourselves for substantial value creation,” said Michael Carey, United’s Chief Executive Officer. “During 2011, we believe we made significant strides and progress from an operational perspective. Increases in reserves are a direct result of United’s commitment to its operating strategy of procuring working interests in wells drilled to maximize the value of the underlying hydrocarbon assets for our shareholders. We intend to continue to expand our reserve base and increase production volumes in fiscal year 2012 and beyond, by drilling our existing acreage, and through acquisitions of additional producing and prospective properties. Our experienced management team will continue to deploy capital in projects with proven and efficient operators in strategic plays that are expected to maximize rates-of-return to United.”

Finishing Strong in 2011

Having expanded our strategic partnerships and extended our portfolio of hydrocarbon plays, we continue to reach new revenue milestones and build shareholder value. By increasing our reserve base, we strengthened our presence in the oil and gas industry while increasing our market exposure. In January 2011, we announced the acquisition of certain oil and gas interests throughout Texas from Patriot Minerals, which significantly increased drilling activity in 2011.

In October and November 2011, we received cash infusions of a total of $950,000 through a Note and Warrant Purchase Agreement, which provides for additional financing up to $1,500,000, and aided in accelerating our operations and provided flexibility for development opportunities. We acquired the remaining 75 percent working interest in an oil and gas lease in Frio County, Texas in November. This acquisition resulted in United owning 100% working interest in the lease, augmented our existing production and provided the opportunity to exploit additional hydrocarbons on the acreage acquired.

In December 2011, we acquired a 100 percent working interest in our McKenzie lease in Pecos County, Texas for a purchase price of $550,000 and 50,000 shares of restricted common stock. In 2010, over 10 million barrels were produced in the area. With current production on this lease, along with its booked reserves and behind-the-pipe potential, we believe it will prove to be a key asset for the Company. In combination with its current developments and production, United believes it is well positioned for rapid expansion throughout 2012.

Key Financials

We want to emphasize that even though 2011 was a year of transition and achievement, we believe it was still a very strong year for the Company operationally and financially.  Highlights for your review for the nine months ended September 30, 2011 include:

•	Oil sales and gas sales were a combined $72,192
•	Total Gross Revenues were $144,169

The oil sales were generated from our interest in the Lozano, McKinney, Walker Smith, Welder, Bailey, Rogers, Fahn and Merrick Davis leases. Our administrative income was a result of income derived from oil and gas administrative fees charged by United Operating, LLC to well owners for managing and accounting for the development and production of their oil and gas property interests.

Christian Negri, United’s Chief Financial Officer stated, “2011 has provided United with multiple financing and acquisition opportunities, which we used to fund and facilitate operations, and provide growth for the Company and its shareholders. Furthermore, we believe that our foundation we have built in 2011 and additional funding will unlock multiple projects throughout 2012, enabling United to expand its operations and grow into a significant player within Texas.

Oil and Gas Properties

In 2011, we continued to invest in our business. We are very pleased with the continued developments of our proved producing properties throughout Texas. Currently, we are focused on maintaining and enhancing projects in Bastrop County, Frio County and Gonzales County. Below, are the year’s highlights for your review by county:

Total Current Land Position: 33 total leases, of which United is the operator of 22 and non-operator of 11; total wells is 242; total acres is 7,839; total wells with working interest is 178.

Bastrop County, Texas Projects

•	December 19, 2011, the “New Drill” Gabriel #16 was drilled to a depth of 799 ft.
•	To date, we have drilled a 7 7/8 inch hole to a depth of 3,060 ft, which is about 150 ft from the prolific Serpentine formation.
•	Recent results from the mud log have been significant and United is very pleased with its progress.

Production history from this area boasts over 11 million BO recovered from the Thrall Field and Lyton Springs mounds, with a total of 134,511 BO produced in 2010. Using the same oil recovery as Exxon for its Hilbig field located in Bastrop County, United estimates recovery could exceed 4 million BO of recoverable oil on its Bastrop County lease, which is consistent with other pressure data that indicate there could be 2 to 5 million barrels of recoverable oil. Over 160 acres were identified with good magnetic signatures which we believe indicates strong potential for Company growth through the drill bit.

Frio Country, Texas Projects

•	November 8, 2011, acquired remaining 75% working interest in the Lozano Lease, which resulted in United owning 100% working interest in the lease.
•	The project lies within the Western Gulf province and consists of 3 oil-producing wells.
•	The wells sit on 110 acres, with 20 acre spacing, allowing potential offset drilling locations.

Currently, this asset is being evaluated in an effort to optimize and increase the current production. Historically, this lease has produced an average of 12-15 bbls per day.

Gonzales County, Texas Projects

•	Current well production from the Marcee well is approximately ¼ bbls of oil every few days due to paraffin and downhole issues which are symptomatic of wells within the region.
•
Workover on the Marcee well, which consists of 112 acres, scheduled to commence in early 2012 - Please note that in our January 10, 2012 press release titled United American Petroleum Corp. Provides Update on its Marcee Well in Gonzales County, Texas, we inadvertently described our lease acreage on the Marcee well as being 186 acres. The actual lease acreage for the Marcee well is 112 acres.

Successful completion of this well workover procedure is estimated to increase well production from 1/4 bbls per day to potentially 8-10 bbls a day.

Growth Position

This year and beyond, United plans to continue to exploit currently acquired projects in several of the large shale plays, particularly in the Serpentine, Austin Chalk, and Buda formations.  The Company plans to acquire additional oil-producing assets, further develop existing wells both owned, operated, or a combination of the two (throughout the state of Texas), and remediate any existing wells which require work on the site. United will also work to improve the production systems with the goal of significantly increasing production and generating strong cash flow.

Key Initiatives for 2012:

1.	Continue to exploit current assets through workovers and drilling.
2.	Potential acquisition of proved producing properties with opportunities for development.
3.	Acquisition of acreage in newly developing trends with intentions of “proving up” areas of interest and booking significant reserves in addition to daily production.
4.	Maintaining and optimizing currently owned assets and evaluating the potential for tertiary means of additional production.
5.	Continuing to build on operations through companies in need of contract operating for the production, distribution and reporting side of their business.

We will be announcing our fiscal year 2011 results in March and look forward to sharing additional news with you in the coming months.

We appreciate your continued support and interest in United American Petroleum Corp.

For additional information regarding the Company’s operations, projects, management team and other valuable information, please visit the Company’s web site at www.unitedamericanpetroleum.com. To be placed on the Company’s master email list and receive future press releases, progress reports and developments, please send an email to ir@unitedamericanpetroleum.com or contact the Company at 855-PETROL-1.

American Petroleum Corp.
United American Petroleum Corp. is an independent exploration, development, acquisition, production, and operating company engaged in advanced exploration, drilling and completion techniques to explore for, produce and develop domestic oil and natural gas reserves.  The Company’s strategy centers on increasing shareholder value through actively pursuing and developing high-potential acquisitions for drilling and production while maintaining a prudently managed balance sheet.   The Company’s current projects are in Texas; however, additional acquisitions may encompass active plays throughout the United States.

Forward-looking Statements:

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy. Words such as “expects,” “will,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with oil and gas operations in the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as "probable," "possible," "recoverable" or “potential” reserves, among others, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K and our other filings with the SEC.

Contact:
United American Petroleum Corp.
Barry Gross
+1 855-PETROL-1
ir@unitedamericanpetroleum.com
info@unitedamericanpetroleum.com